Exhibit 99.1

September 30, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

Sonic Innovations Pre-Announces Third Quarter Results

Salt Lake City, Utah, September 30, 2004—Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, announced that it expects lower than anticipated results for its third quarter 2004. The Company anticipates that net sales for the third quarter 2004 will be in the $22-23 million range, resulting in an expected net loss of $.02 to $.04 per share.

Andy Raguskus, President and CEO, said, “Our business has been driven by superior product performance and patient benefit against competitors who offer enticing dealer incentives to offset decades of mediocre patient satisfaction ratings. When our product performance lead is large and our competitors’ incentives are modest, our sales tend to be strong. When competing products narrow the performance gap or dealer incentives intensify, our sales are subject to weakness. This has been the trend in the third quarter.”

Raguskus continued, “We intend to widen the performance gap once again with a new product launch early in 2005. Clinical results thus far are very encouraging. We also applaud the American Academy of Audiology (“AAA”) for adopting a code of ethics that should discourage its members from accepting some of the more egregious manufacturers’ incentives.”

The Company will report its actual third quarter results on October 26, 2004 at the close of the market, followed by an analysts’ conference call at 3:00 p.m. Mountain Time.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. For more information, please visit our website at www.sonici.com.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the performance of our products versus those of our competitors; the timing of the introduction of our new products; and the anticipated effects of the AAA adoption of a code of ethics. Actual results may differ materially and adversely from those described depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; insurance and reimbursement policies; difficulties in relationships with our customers; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and write-down of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see our Report on Form 10-Q for the quarter ended June 30, 2004 and Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. We undertake no obligation to revise the forward looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.